March 5, 2014

Dean Jahnke

Dear Dean:

We are pleased to offer you a position with GoPro Inc. (the "Company"), as an Area Manager reporting to Heather Squire working remotely. If you decide to join us, you will receive an annual salary of One Hundred and Fifty Thousand Dollars ($150,000), which will be paid semi monthly on the 15th and last day of the month in accordance with the Company's normal payroll procedures. Your target variable compensation will be Seventy Five Thousand Dollars ($75,000) per year, for an annual estimated compensation of Two Hundred Twenty Five Thousand Dollars ($225,000). Your eligibility for commissions and the terms and conditions thereof are set forth in the 2014 Sales Commission Plan. Your quota, commission rate(s) and other specific terms of your 2014 Sales Commission Plan will be agreed upon with your manager in writing after your start date. In addition, you will receive a sign on bonus of Ten Thousand Dollars ($10,000) to be paid on the payday following thirty (30) days of employment. If you resign your employment with the Company within the first year of employment, you must repay the entire Sign On Bonus. By signing below, you agree that the Company may deduct from your final paycheck the repayment amount to the fullest extent permitted by law, and if said deduction is insufficient to satisfy the debt, you agree to pay the remaining balance within 10 (ten) business days following your resignation.

You will also be eligible to receive certain employee benefits. A list of current employee benefits will be provided in a Summary of Benefits document. Eligibility for benefits begins on the first (1st) day of the month following your first day of employment, with the exception of participating in our 401k which you will be eligible on the first day of employment. You should note that the Company may modify job titles, salaries, commission plans, bonuses and benefits from time to time as it deems necessary and in its sole discretion.

Subject to approval of the Board, you will be granted an option to purchase 9,600 shares of the Company's Common Stock. The option will be subject to the terms and conditions applicable to options granted under the Company's 2010 Equity Incentive Plan (the "Plan"), as described in the Plan and the applicable Stock Option Agreement which will be made available to you at the time of grant.

The exercise price per share of the Option will be determined by the Board when the Option is granted. You will vest in 25% of the shares subject to the Option after 12 months of continuous service, and the balance of the shares subject to the Option will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks' notice. Any modification or change in your at will status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

The Company reserves the right to conduct background and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon satisfactory verification of your criminal, education, driving record, and employment history, and this offer can be rescinded based upon data received in the verification.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

By your signature below, you acknowledge that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed, and you represent that your signing of this offer and commencement of employment with the Company will not violate any such agreement. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with the Company's standard Employee Invention Assignment and Confidentiality Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, Including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership Interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at Its, his or her option, seek Injunctive relief In court related to the improper use, disclosure or misappropriation of a party's proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in San Mateo County, California. The parties hereby waive any rights they may have to trial by jury in regard to such claims. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee's ability to file such claims (Including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rufes-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hard copy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision Is baaed.

To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This offer of employment will terminate if it is not accepted, signed and returned by March 7, 2014. We would like to have you start on March 31, 2014.

We look forward to your favorable reply and to working with you at GoPro.

Sincerely,

/s/ Allison Banks
Allison Banks
Sr. Director of Human Resources
Agreed to and accepted:

Signature: /s/ Dean Jahnke
Dean Jahnke
Date: 3/5/2014